Exhibit 5

EDWARD B. WHITTEMORE

860.240.6075 DIRECT TELEPHONE

EWHITTEMORE@MURTHALAW.COM

December 14, 2010

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Registration Statement on Form S-8 Relating to the Magellan Petroleum Corporation 1998 Stock Incentive Plan, as amended and restated through December 8, 2010

Ladies and Gentlemen:

We have acted as counsel to Magellan Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) registering an additional 2,000,000 shares of common stock, par value $.01 per share (“Common Stock”), of the Company for issuance from time-to-time under the Magellan Petroleum Corporation 1998 Stock Incentive Plan, as amended and restated through December 8, 2010 (the “Plan”). The Company has asked us to furnish you with our opinion as to the matters hereinafter set forth in support of the Registration Statement.

In rendering this opinion, we have reviewed originals or copies, certified or otherwise authenticated to our satisfaction, of the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws dated March 10, 2010, and other records of the corporate proceedings of the Company and such other documents, including the Plan, as we have deemed necessary. As to various questions of fact material to our opinion, we have relied upon statements of fact contained in the documents we have examined or made to us by officers of the Company, who by reason of their positions would be expected to have knowledge of such facts. In addition, we have reviewed such provisions of law and have made such other and further investigations as we have deemed necessary in order to express the opinion hereinafter set forth. The opinion expressed herein is limited to the Delaware General Corporation Law.

U.S. Securities and Exchange Commission

December 14, 2010

Based upon and subject to the foregoing, we are of the opinion that, upon the effectiveness of the Registration Statement, the 2,000,000 additional shares of Common Stock that may be issued and sold from time-to-time by the Company pursuant to the Plan will be, when issued in accordance with the provisions of the Plan, validly issued, fully paid and nonassessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Edward B. Whittemore
Edward B. Whittemore
A Partner of the Firm

cc:	Mr. William H. Hastings